Exhibit 99.1
For more information, contact:
Tom Miller
Chief Financial Officer
(818) 444-2325
tmiller@ixiacom.com
Ixia Announces Preliminary First Quarter Results
CALABASAS, CA—April 10, 2008 — Ixia (Nasdaq: XXIA) today reported certain preliminary financial results for the first quarter ended March 31, 2008.
Total revenues for the first quarter of 2008 are expected to be in the range of $41.0 to $42.0 million, slightly below the low end of the Company’s previous guidance of $42.0 to $46.0 million. Sales to Ixia’s largest account, Cisco Systems, were up more than 20 percent sequentially from the 2007 fourth quarter to approximately $10.5 million, and sales in the Asia Pacific region remained strong. First quarter 2008 revenues were impacted by larger than anticipated decreases in Europe and Canada as compared to the fourth quarter of 2007. Lower than expected revenues from carriers in North America and Europe also contributed to the shortfall.
Earnings per diluted share on a GAAP basis for the first quarter of 2008 are expected to be between a loss of $0.01 to breakeven as compared to the Company’s guidance of between a loss of $0.01 to a profit of $0.02. Excluding the impact of non-cash charges for the amortization of acquired intangible assets, stock-based compensation, and the related income tax effects, non-GAAP earnings per diluted share for the first quarter of 2008 are expected to be approximately $0.03 to $0.04, as compared to the Company’s guidance of $0.04 to $0.07.

“We are confident that Ixia’s business and strategy remain on sound footing,” said Atul Bhatnagar, president and CEO of Ixia. “In some instances, however, the general turmoil in the financial markets and near term uncertainty about the economy are impacting our customers’ buying decisions and lengthening the time that they take to make purchasing decisions. At the same time, we are encouraged by a sequential increase in revenues from network equipment manufacturers in the U.S. market and continued strength in the Asia Pacific region. While we are optimistic about these and certain other trends in our business, we are taking a cautious approach to operating expenses and capital expenditures at this time. We want to position ourselves to take advantage of the positive leverage in our operating model when the business environment improves.”
As of March 31, 2008, we estimate that our cash, cash equivalents and investments totaled approximately $244 million.
Ixia will host a conference call for analysts and investors to discuss its quarterly results on April 24, 2008 at 5 p.m. Eastern Time. Open to the public, a live Web cast of the conference call will be accessible from the “Investors” section of Ixia’s Web site (www.ixiacom.com). Following the live Web cast, an archived version will be available in the “Investors” section on the Ixia Web site for 90 days.
Non-GAAP Information
To supplement our consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), we have included certain non-GAAP financial measures in this press release. Specifically, we have provided non-GAAP earnings per diluted share measures that exclude non-cash charges for the amortization of acquired intangible assets and stock-based compensation, as well as the related income tax effects of such items. The amortization of acquired intangible assets and stock-based compensation represent non-cash charges that may be difficult to estimate from period to period and that are not directly attributable to the underlying performance of our business operations. These non-GAAP financial measures are provided to enhance the user’s overall understanding of our financial performance. We believe that by excluding certain non-cash charges, as well as the related income tax effects, our non-GAAP earnings per diluted share measures provide supplemental information to both management and investors that is useful in assessing our core operating performance, in evaluating our ongoing business operations and in comparing our results of operations on a consistent basis from period to period. These non-GAAP financial measures are also used by management to plan and forecast future periods and to assist in making operating and strategic decisions. The presentation of this additional information is not prepared in accordance with GAAP. The information therefore may not necessarily be comparable to that of other companies and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. Investors are encouraged to review the reconciliations of GAAP to non-GAAP earnings per diluted share measures which are included below in this press release.
About Ixia
Ixia is a leading provider of performance test systems for IP-based infrastructure and services and IP service verification platforms. Ixia’s test systems are used by network and telephony equipment manufacturers, semiconductor manufacturers, service providers, governments, and enterprises to validate the capabilities and reliability of complex IP networks, devices, and applications. Ixia’s triple-play test systems address the growing need to test voice, video, and data services and network capability under real-world conditions.
For more information, contact Ixia at 26601 W. Agoura Road, Calabasas, CA 91302; (818) 871-1800, Fax: (818) 871-1805; Email: info@ixiacom.com or visit our Web Site at http://www.ixiacom.com.
Ixia, the Ixia four petal logo and IxLoad are trademarks and/or registered trademarks of Ixia. Other trademarks are the property of their respective owners.
Safe Harbor Under the Private Securities Litigation Reform Act of 1995:
Certain statements made in this press release are forward-looking statements, including, without limitation, statements regarding possible future revenues, growth and profitability and future business and market share. In some cases, such forward-looking statements can be identified by terms such as “may,” “will,” “expect,” “plan,” “believe,” “estimate,” “predict” or the like. Such statements reflect our current intent, belief and expectations and are subject to risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that may cause future results to differ materially from our current expectations include those identified in our Annual Report on Form 10-K for the year ended December 31, 2007 and in our other filings with the Securities and Exchange Commission. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Reconciliation of GAAP to Non-GAAP diluted earnings per share — Current Expectations:

	Three months ended
	March 31, 2008
GAAP diluted (loss) earnings per share	$(0.01)	–	$0.00
Stock-based compensation	0.04	–	0.04
Amortization of acquired intangible assets	0.02	–	0.02
Income tax effect	(0.02)	–	(0.02)

Non-GAAP diluted earnings per share	0.03	–	$0.04

Reconciliation of GAAP to Non-GAAP diluted earnings per share — Previous Guidance:

	Three months ended
	March 31, 2008
GAAP diluted (loss) earnings per share	$(0.01)	–	$0.02
Stock-based compensation	0.05	–	0.04
Amortization of acquired intangible assets	0.02	–	0.02
Income tax effect	(0.02)	–	(0.01)

Non-GAAP diluted earnings per share	$0.04	–	$0.07